Exhibit 23.1

Zurich, 15 March 2019

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 to be filed on or about 15 March 2019) pertaining to the Omnibus Stock Plan of UBS Group AG of our reports dated 14 March 2019 with respect to the consolidated financial statements of UBS Group AG and the effectiveness of internal control over financial reporting of UBS Group AG included in its Annual Report (Form 20-F) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

Ernst & Young Ltd

/s/ Marie-Laure Delarue	/s/ Ira Fitlin
Marie-Laure Delarue	Ira Fitlin
Licensed Audit Expert	Certified Public Accountant (U.S.)